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                    U.S. Physical Therapy, Inc.
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U.S. PHYSICAL THERAPY, INC.
3040 Post Oak Blvd., Suite 222
Houston, Texas 77056
(713) 297-7000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON May 23, 2000
_________________________

NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders (the "Annual Meeting") of U.S. Physical Therapy, Inc. (the "Company") will be held on Tuesday, May 23, 2000, at 10:00 a.m. (CDT), at the Company's office at 3040 Post Oak Boulevard, Suite 222, Houston, Texas, for the following purposes:

       (1) To elect nine directors; and

       (2) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Pursuant to the Bylaws, the Board of Directors has fixed the close of business on April 17, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

In the event that there are not sufficient votes to approve any one or more of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

                                                           By Order of the Board of Directors

                                                           /s/ Dorothy N. Flato

                                                           Dorothy N. Flato
                                                           Corporate Secretary and Treasurer

Houston, Texas
April 28, 2000

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

U.S. PHYSICAL THERAPY, INC.
3040 Post Oak Blvd., Suite 222
Houston, Texas 77056
(713) 297-7000

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 23, 2000
_________________________

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

This Proxy Statement is furnished to stockholders of U.S. Physical Therapy, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the 2000 Annual Meeting of Stockholders (the "Annual Meeting") of the Company, to be held on Tuesday, May 23, 2000, at 10:00 a.m. (CDT), at the Company's office at 3040 Post Oak Boulevard, Suite 222, Houston, Texas, and at any adjournments thereof.

The Annual Meeting has been called for the following purposes: (1) to elect nine directors and (2) to transact such other business as may properly come before the meeting or any adjournments thereof. If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Properly executed but unmarked proxies will be voted FOR the election of the nine nominees of the Board of Directors as directors. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies on such matters as determined by a majority of the Board of Directors. This Proxy Statement is initially being mailed to stockholders on or about April 28, 2000.

The presence of a stockholder at the Annual Meeting will not automatically revoke such stockholder's proxy. Stockholders may, however, revoke a proxy at any time prior to its exercise by delivering to the Company a duly executed proxy bearing a later date, by attending the Annual Meeting and voting in person, or by filing a written notice of revocation with Dorothy N. Flato, Corporate Secretary and Treasurer of the Company, at 3040 Post Oak Boulevard, Suite 222, Houston, Texas 77056.

The cost of soliciting proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the Company, through its directors, officers and regular employees, may also solicit proxies personally or by telephone. The Company will also request persons, firms and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

The securities which can be voted at the Annual Meeting consist of shares of common stock of the Company with each share entitling its owner to one vote on all matters. There is no cumulative voting in the election of directors. The close of business on April 17, 2000 has been fixed by the Board of Directors as the record date for determination of stockholders entitled to vote at the meeting. The number of shares of the Company's common stock outstanding as of such date was 3,285,609. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the Annual Meeting. Directors of the Company will be elected by a plurality vote of the votes cast at the Annual Meeting. Abstentions and broker non-votes will be treated as votes present for the purpose of determining a quorum at the Annual Meeting. Broker non-votes will not be counted as shares entitled to be voted on any matter.

A copy of the Annual Report to Stockholders for the year ended December 31, 1999 accompanies this Proxy Statement. The Company has filed an Annual Report on Form 10-K for the year ended December 31, 1999 with the Securities and Exchange Commission (the "SEC"). Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to U.S. Physical Therapy, Inc., 3040 Post Oak Blvd., Suite 222, Houston, Texas 77056, Att'n: Dorothy Flato, Corporate Secretary.

ELECTION OF DIRECTORS

The Board of Directors is composed of nine members. All directors hold office until the next annual meeting of stockholders of the Company and until their successors have been elected and qualified. There are no arrangements or understandings between the Company and any person pursuant to which such person has been elected as a director.

At the Annual Meeting, nine directors will be elected for one-year terms. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of each of the persons named below as nominees of the Board of Directors. The Board of Directors believes that such nominees will stand for election and will serve if elected as directors. However, if any person nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

Information as to Nominees

The following table sets forth the names of the Board of Directors' nine nominees for election as directors. Each of these persons currently serves as a director of the Company. Also set forth is certain other information with respect to each such person's age, the period during which he has served as a director and positions currently held with the Company.

Nominees:	Age (a)	Director Since (b)	Position(s) Held With the Company
J. Livingston Kosberg	63	1990	Chairman of the Board
Mark J. Brookner	55	1990	Vice Chairman of the Board
Roy W. Spradlin	51	1994	President, Chief Executive Officer and Director
Daniel C. Arnold	70	1992	Director
Bruce D. Broussard	37	1999	Director
James B. Hoover	45	1993	Director
Marlin W. Johnston	68	1992	Director
Richard C.W. Mauran	67	1993	Director
Albert L. Rosen	76	1992	Director

(a) At March 31, 2000.

(b) Messrs. Kosberg and Brookner have served as directors of each corporate predecessor (and subsidiaries thereof) of the Company since the formation of the original predecessor, National Rehab Associates, Inc., in June 1990. Mr. Brookner also served as an officer of all predecessors (and subsidiaries thereof) of the Company. Mr. Kosberg served as an officer of certain, but not all, predecessors (and subsidiaries thereof) of the Company.

The principal occupation of each nominee for the past five years is set forth below.

J. Livingston Kosberg has served as Chairman of the Board of the Company since April 1992 and as the Company's Chief Executive Officer from April 1992 to August 1995. From September 1991 to June 1995, Mr. Kosberg also served as Chairman of the Board and was employed by CareerStaff Unlimited, Inc., which is a national provider of temporary rehabilitation therapist staffing. Prior to April 1992, Mr. Kosberg was primarily engaged in managing personal investments through a variety of ventures and entities, including National Rehab Associates, Inc., the Company's predecessor.

Mark J. Brookner has served as Vice Chairman of the Board of the Company since August 1998. Mr. Brookner served as Chief Financial Officer of the Company from April 1992 to August 1998 and also served as Secretary and Treasurer during portions of that time. From August 1991 through June 1994, Mr. Brookner served as Vice President of the corporate general partner of Therapists Unlimited, L.P., a predecessor of CareerStaff Unlimited, Inc.

Roy W. Spradlin has served as President of the Company since May 1994. From May 1994 to August 1995, Mr. Spradlin served as Chief Operating Officer. Effective August 1995, Mr. Spradlin was named the Company's Chief Executive Officer. From 1991 to May 1994, Mr. Spradlin was President of outpatient clinics for Pinnacle Rehabilitation Inc. ("Pinnacle"). Pinnacle is a wholly-owned subsidiary of Pinnacle Care Inc., which provides rehabilitation services in nursing homes, hospitals and owned and operated outpatient physical therapy clinics.

Daniel C. Arnold is a private investor engaged in managing his family's personal investments. He serves as a Director of Parkway Properties, Inc., a real estate investment trust whose holdings are predominately office buildings, and Belco Oil & Gas Corp., an oil and gas exploration and production company, and as Chairman of the Board of Trustees of Baylor College of Medicine.

Bruce D. Broussard has been the Chief Executive Officer of HarborDental Properties, a dental development company specializing in free-standing upscale dedicated dental buildings, since December 1997. He was Executive Vice President and Chief Financial Officer of Regency Health Services, Inc., a national chain of nursing homes and provider of long-term health services, from January 1996 to October 1997. For the period from 1993 to 1996, he was the Chief Financial Officer and Director of Sun Health Care Group, a health care provider.

James B. Hoover is the founding managing member of Dauphin Capital Partners, a health care venture capital firm established in 1998. For the previous six years, he was a general partner of Welsh, Carson, Anderson & Stowe, a management buyout firm focused on the acquisition of health care and information services companies. Prior thereto, Mr. Hoover was a general partner with the investment banking firm of Robertson, Stephens & Company, serving initially as a senior medical industry research analyst and subsequently as manager of the firm's health care corporate finance group. Mr. Hoover presently serves on the Board of Directors of XCare.net, an e-commerce services provider to the health care industry, New American Healthcare, a rural hospital management company, Centennial Healthcare Corporation, a subacute and rehabilitation services provider, and several privately owned health care and internet companies.

Marlin W. Johnston has been a management consultant with Tonn & Associates, a management consulting firm, since September 1993. During 1992 and 1993, Mr. Johnston served as a management consultant to the Texas Department of Health and the Texas Department of Protective and Regulatory Services.

Richard C.W. Mauran has been engaged primarily in managing personal investments for more than the past five years. Mr. Mauran was appointed a director of the Company in August 1993. He also serves on the Board of Directors of French Fragrances Inc., a perfume company.

Albert L. Rosen retired as President and General Manager of the San Francisco Giants major league baseball team in December 1992. He had served in such position since September 1985.

Corporate Governance and Other Matters

The Board of Directors has appointed an Audit Committee whose members currently consist of Messrs. Johnston (chairman), Brookner and Broussard. The Audit Committee is responsible for engaging the Company's independent auditors and reviewing with them the scope and timing of their audit services and any other services they are asked to perform, their report on the Company's financial statements following completion of their audit and the Company's policies and procedures with respect to internal accounting and financial controls. The Audit Committee met two times during 1999.

The Board has a Compensation Committee, the current members of which are Messrs. Arnold (chairman), Rosen and Hoover. The Compensation Committee reviews matters concerning compensation of employees of the Company. During 1999, the Compensation Committee held one meeting.

The Board has a Stock Option Committee, the current members of which are Messrs. Arnold (chairman), Rosen and Hoover. The Stock Option Committee reviews matters concerning the Company's stock option plans. During 1999, the Stock Option Committee held one meeting.

The Board of Directors has a Corporate Compliance Committee, the current members of which are Messrs. Johnston (chairman), Brookner and Broussard. During 1999, the Corporate Compliance Committee held two meetings.

In November 1994, the Board of Directors established the Executive Committee whose members are Messrs. Kosberg, Arnold and Hoover. The Executive Committee assists management by providing advice and recommendations when needed and performs such other services as delegated by the Board of Directors. During 1999, the Executive Committee did not hold any meetings.

There is no separate Nominating Committee of the Board of Directors.

During 1999, the Company's Board of Directors held five meetings. No incumbent director attended fewer than 75% of the total number of meetings of the Board of Directors of the Company and of all committees of the Board of Directors of the Company on which he served, except Mr. Hoover who attended five of the seven meetings of the Board of Directors of the Company and the committees of the Board on which he served combined.

Compensation of Directors

Directors who are also employees of the Company are not compensated separately for serving on the Board. Each of the Company's directors who are not employees of the Company received $3,500 for attendance at each regular meeting of the Board of Directors. Directors are also reimbursed for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings. In May 1999, upon his initial election to the Board of Directors of the Company, Bruce Broussard, one of the Company's current non-employee directors, received a ten-year non-qualified option to purchase 10,000 shares of the Company's common stock. The exercise price of the option, which was granted under the Company's 1992 Stock Option Plan, is $8.375 per share. J. Livingston Kosberg received $30,000 and Mark J. Brookner received $75,000 for serving as Chairman of the Board and Vice Chairman of the Board, respectively, in 1999.

EXECUTIVE OFFICERS

Certain information about the Company's Chief Executive Officer is included under "Information as to Nominees." Certain information about the Company's other four most highly compensated executive officers is set forth below. Ages are as of March 31, 2000.

Donna Alexander, age 45, joined the Company in 1999 and was elected Senior Vice President. From 1997 to 1999, Ms. Alexander was Senior Vice President of Operations of MediSphere Health Partners/PrincipalCare Incorporated, a company that provides ob/gyn management services. During 1997, Ms. Alexander was Senior Vice President of Operations/Practice Development at AmeriGyn, Inc., a start-up ob/gyn management company. From 1994 to 1997, Ms. Alexander was Senior Vice President of American Ophthalmic, Inc., a company engaged in the acquisition and management of ophthalmology practices and ambulatory surgery centers.

Michael Lang, age 40, joined the Company in 1994 and was elected Senior Vice President of Development. Prior to joining the Company, Mr. Lang was Vice President and Corporate Trust Officer for Chase Manhattan Bank, where he was responsible for tax reporting for all asset-backed securities.

J. Michael Mullin, age 47, joined the Company in 1998 and was elected Chief Financial Officer. From May 1993 through May 1998, Mr. Mullin was President of Imperial Health Resources, Inc., a management company specializing in management of subacute units in acute care hospitals.

Stephen Rosenbloom, age 48, has served as Senior Vice President of Marketing of the Company since 1992. During 1991 and 1992, Mr. Rosenbloom was Senior Vice President of Marketing Services/Management Supervisor at Lintas Worldwide, responsible for the allegiance marketing on behalf of Hilton Hotel Corporation. From 1981 through 1991, Mr. Rosenbloom was employed by Continental Airlines as Senior Director of Marketing Services, in addition to other U.S. and International marketing, strategic planning and operational responsibilities for the airline.

Executive Compensation

The following table shows the compensation paid by the Company and its subsidiaries during 1999, 1998 and 1997 to the Company's Chief Executive Officer and the Company's other four most highly compensated executive officers (the "Named Executive Officers").

Summary Compensation Table
		Annual Compensation				Long-Term Compensation Awards Securities Underlying Options (#)
Name and Principal Position(s)	Fiscal Year	Salary	Bonus	Other Annual Compensation
Roy W. Spradlin President and Chief Executive Officer	1999 1998 1997	$200,000 180,000 165,000	$50,000 35,000 35,000	$0 0 0		0 100,000 15,000
Donna Alexander (a) Senior Vice President	1999	$51,000	$0	$13,000	(c)	50,000
Michael Lang Senior Vice President of Development	1999	$121,500	$18,000	$0		0
J. Michael Mullin (b) Chief Financial Officer	1999 1998	$120,000 69,000	$20,000 5,000	$0 0		25,000 15,000
Stephen Rosenbloom Senior Vice President of Marketing	1999	$142,000	$30,000	$0		0

(a) Ms. Alexander joined the Company on August 2, 1999 and was elected Senior Vice President effective August 17, 1999.

(b) Mr. Mullin joined the Company on May 26, 1998 and was elected Chief Financial Officer effective August 3, 1998.

(c) Other annual compensation represents commuting and relocation expenses of Ms. Alexander.

Option Grants

The following table contains information with respect to grants of stock options to the Named Executive Officers during the year ended December 31, 1999.

Option Grants in 1999 Fiscal Year

Individual Grants

Name	Number of Securities Underlying Options Granted (#) (a)	% of Total Options Granted to Employees in Fiscal Year	Exercise of Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (b) 5% ($) 10% ($)
Roy W. Spradlin	0	0%	$0	-	$0	$0
Donna Alexander	50,000	38%	$8.4375	08/17/09	$265,000	$672,000
Michael Lang	0	0%	$0	-	$0	$0
J. Michael Mullin	25,000	19%	$8.4375	08/17/09	$133,000	$336,000
Stephen Rosenbloom	0	0%	$0	-	$0	$0

(a) The options vest one-fourth on each of the second, third, fourth and fifth anniversaries of the date of grant. Vesting will be accelerated in the event of a "change in control" of the Company (defined generally as the acquisition of 50% or more of the Company's outstanding voting stock, a change in a majority of the Board of Directors or a merger, consolidation or acquisition of all or substantially all of the assets of the Company), subject to certain limitations if vesting would result in adverse tax consequences to the optionee. The per share option exercise price equaled the fair market value of a share of the Company's common stock on the date of grant, as determined in accordance with the Company's 1992 Stock Option Plan for Mr. Mullin and as determined by the Board of Directors of the Company for Ms. Alexander's non-plan, non-qualifying option grant.

(b) The options granted to Mr. Mullin and Ms. Alexander are non-incentive stock options which expire ten years from the date of grant.

Option Exercises and Holdings

The following table sets forth the 1999 year-end value of all unexercised in-the-money options held by the Named Executive Officers. No options were exercised by the Company's Named Executive Officers during 1999.

Aggregated Option Exercises in Last Fiscal Year
and FY-End Option Values
Name	Number of Securities Underlying Unexercised Options At FY-End (#) Exercisable/Unexercisable	Value of Securities Underlying Unexercised In-the-Money Options at FY-End ($) (a) Exercisable/Unexercisable
Roy W. Spradlin	128,750/131,250	$75,000/$0
Donna Alexander	0/50,000	$0/$0
Michael Lang	16,250/53,750	$0/$0
J. Michael Mullin	0/40,000	$0/$0
Stephen Rosenbloom	61,250/53,750	$35,000/$0

(a) Market value of underlying securities at year-end of $8.25 per share minus the exercise or base price of in-the-money options at year-end.

Employment Agreements

Mr. Spradlin has entered into an amended and restated employment agreement with the Company dated as of February 24, 1998, which supersedes his amended and restated employment agreement with the Company dated as of February 21, 1997. Under his new employment agreement, Mr. Spradlin is employed as President and Chief Executive Officer for a five-year term ending on February 21, 2002. Pursuant to the terms of his new employment agreement, Mr. Spradlin's base salary was $165,000, subject to review at least annually with increases based on performance. Additionally, Mr. Spradlin is eligible to receive cash bonuses payable at the discretion of the Board of Directors and, subject to conditions of eligibility, is entitled to participate in any employee benefit plans adopted by the Company. Mr. Spradlin's new employment agreement may be terminated by the Company prior to the expiration of its five-year term in the event (i) he becomes disabled for 90 consecutive days or (ii) his employment is terminated for "cause" (as defined in the agreement). In the event that (i) Mr. Spradlin's employment is terminated without "cause," (ii) the Company sells all or substantially all of its assets, (iii) more than 50% of the Company's outstanding common stock is transferred or sold by the Company's stockholders, (iv) the Company completes a merger or consolidation in which the stockholders of the Company immediately prior to the merger or consolidation own less than 50% of the surviving company or (v) the Company is dissolved in a voluntary or involuntary dissolution, Mr. Spradlin would be entitled to receive a lump sum termination/severance benefit equal to one and one-half times his annual salary plus bonus for the then most recent 12-month period. Under his new employment agreement, in the event of his death, Mr. Spradlin's heirs or beneficiaries would become entitled to receive a payment equal to one year's annual salary. Mr. Spradlin's new employment agreement further contains a covenant not to compete during its five-year term and for a one year period following the termination of his employment.

Certain Transactions

In May 1994, the Company completed the issuance and sale of $3,000,000 aggregate principal amount of 8% Convertible Subordinated Notes, Series C due June 30, 2004 (the "Series C Notes"). The Series C Notes were issued at par in a private placement to Sloan Financial Corporation ("Sloan Financial"), a company which is controlled by one of the Company's directors, Mr. Richard C. W. Mauran. The Series C Notes are convertible, at the option of the holder, into the number of whole shares of common stock of the Company determined by dividing the principal amount converted by $10.00, subject to adjustment upon the occurrence of certain events. Interest on the Series C Notes is payable at a rate of 8% per annum, payable quarterly. Holders of Series C Notes also have certain registration rights with respect to the underlying common shares. Sloan Financial also owns $2,000,000 aggregate principal amount of the Company's 8% Convertible Subordinated Notes due June 30, 2003 (the "Notes"), which were issued by the Company at par in June 1993. The conversion price of the Notes is also $10.00, subject to adjustment as provided in the Notes. Interest on the Notes is also payable quarterly at an annual rate of 8%, and holders of the Notes possess certain registration rights with respect to the underlying shares. See "Principal Holders of Voting Securities."

Stock Performance Graph

The following performance graph compares the cumulative total stockholder return of the Company's common stock to The Nasdaq Stock Market United States Index and The Nasdaq Stock Market Healthcare Index for the period from December 31, 1994 through December 31, 1999. The graph assumes that $100 was invested in each of the Company's common stock and the companies listed on The Nasdaq Stock Market United States Index and The Nasdaq Stock Market Healthcare Index on December 31, 1994 and that any dividends were reinvested.

Comparison of Five Years Cumulative Total Return for the Year Ended December 31, 1999*
Measurement Period(Fiscal Year Covered)	U.S. Physical Therapy, Inc.	The Nasdaq Stock Market United States Index	The Nasdaq Stock Market Healthcare Index
12/31/94	$ 100	$ 100	$ 100
12/31/95	105	141	127
12/31/96	-111	174	124
12/31/97	107	213	129
12/31/98	-124	300	109
12/31/99	-125	552	-110

*Cumulative total return assumes an initial investment of $100 on December 31,1994 and the reinvestment of dividends. There were no dividends paid by the Company during the period presented.

Report on Executive Compensation

The Board of Directors and its Compensation and Stock Option Committees have prepared the following report on the Company's policies with respect to the compensation of executive officers for 1999. The Board of Directors makes all decisions on compensation of the Company's executive officers (other than stock options), based upon recommendations of the Compensation Committee. Decisions as to the grant of stock options are made by the Stock Option Committee.

Compensation of Executive Officers

The compensation policies of the Company are designed to enable the Company to attract, motivate and retain experienced and qualified executives. The Company seeks to provide competitive compensation. The Company's policy has been to provide a significant component of an executive officer's compensation through the grant of stock options. The Company believes that grants of stock options to executives, as well as to employees generally, help align the interests of such persons with the interests of Company stockholders.

The following describes in more specific terms the elements of compensation of executive officers for 1999.

Base Salaries

Base salaries of executives are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual and the competitive marketplace for executive talent. Base salaries for executive officers are reviewed annually by the Compensation Committee and the Board based on, among other things, individual performance and responsibilities.

Incentive Compensation

Based on performance, incentive opportunities are available to a wide range of Company employees. Incentive compensation is effective in reinforcing both the overall values of the Company and the specific operating goals of the various business units.

Incentive compensation programs are designed to focus employees' attention on the key performance goals of the Company, to identify the expected levels of performance and to reward individuals who meet or exceed such expectations. The aggregate amounts available for incentive awards are determined by the overall financial performance of the Company. The actual awards paid to individual recipients are formulated by management and approved by the Compensation Committee at its discretion.

Stock Option Awards

The Company's 1992 Stock Option Plan, as amended (the "1992 Option Plan") and the Executive Option Plan (the "Executive Plan") were approved by the Board of Directors and the stockholders of the Company to align employee and outside directors' interests with stockholders' interests, to provide incentives to key employees of the Company by encouraging their ownership of common stock and to aid the Company in attracting and retaining such key employees, upon whose efforts the Company's success and future growth depends. During 1999, the Board of Directors approved the 1999 Stock Option Plan (the "1999 Option Plan") which permits the Company to grant to certain non-officer employees of the Company up to 100,000 non-statutory options to purchase shares of common stock of the Company.

Options are granted at the discretion of the Stock Option Committee. Individual grant sizes are determined based on organizational and individual performance. At the discretion of the Stock Option Committee, and based on the recommendation of management, options may also be used as an incentive for candidates recruited to fill key positions.

During 1999, the Company granted options covering a total of 67,250 shares of Company common stock to 46 directors, officers and employees. In addition, during 1999, the Board of Directors granted a total of 75,000 non-plan, non-qualifying stock options to two executive officers as inducements to their joining the Company. The per share exercise price of all options granted in 1999 equaled the fair market value of a share of Company common stock on the date of grant. At December 31, 1999, 115,325 and 77,750 shares were available for future grant under the 1992 Option Plan and the 1999 Option Plan, respectively, and no shares were available for future grant under the Executive Plan.

Stock option grants made to executive officers in 1999 reflect significant individual performance and contributions relating to the Company's operations and incentives to two executive officers to join the Company.

Other

The Company has a 401(k) profit sharing plan covering all employees with three months of service. The Company may make discretionary contributions of up to 50% of employee contributions. The Company did not make any contributions during 1999.

Compensation of Chief Executive Officer

Mr. Spradlin received a salary of $200,000, $180,000 and $165,000 in 1999, 1998 and 1997, respectively. He also received bonuses totaling $50,000, $35,000 and $35,000 in 1999, 1998 and 1997, respectively. Although Mr. Spradlin participated in the Company's 401(k) Plan for 1997 through 1999, the Company did not make any matching contributions to such plan during these years. In addition to cash compensation, Mr. Spradlin was granted 100,000 and 15,000 options to purchase shares of common stock under the 1992 Option Plan during 1998 and 1997, respectively.

Compensation Deductibility Policy

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the"Code") and applicable Treasury regulations, no deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and the four other most highly compensated officers. Under those provisions, however, there is no limitation on the deductibility of "qualified performance-based compensation."

In general, the Company's policy is to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to the Company's executive officers.

Respectfully submitted,

The Board of Directors J. Livingston Kosberg Roy W. Spradlin Mark J. Brookner Daniel C. Arnold Bruce D. Broussard James B. Hoover Marlin W. Johnston Richard C.W. Mauran Albert L. Rosen	Compensation Committee Daniel C. Arnold James B. Hoover Albert L. Rosen Stock Option Committee Daniel C. Arnold James B. Hoover Albert L. Rosen

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers to file with the SEC initial reports of ownership of the Company's equity securities and to file subsequent reports when there are changes in such ownership. The Company believes that during 1999 all Section 16(a) filing requirements applicable to the Company's directors and officers were complied with on a timely basis.

INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors of the Company has appointed KPMG LLP as the Company's independent auditors effective September 27, 1999. KPMG LLP replaces Ernst & Young LLP, which served as the Company's independent auditors since 1992. Ernst & Young LLP was dismissed effective September 27, 1999.

The reports issued by Ernst & Young LLP on the Company's financial statements for fiscal 1997 and 1998 did not contain any adverse opinion or a disclaimer of opinion, or any qualification or modification as to uncertainty, audit scope, or accounting principles.

The decision to change the Company's independent auditors to KPMG LLP was recommended by the Audit Committee of the Board of Directors of the Company and then ratified by the full Board of Directors.

During the Company's two most recent fiscal years and the subsequent interim period preceding the dismissal of Ernst & Young LLP, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

STOCK OWNED BY MANAGEMENT

The following table sets forth information as of April 17, 2000 with respect to the shares of the Company's common stock beneficially owned by each director of the Company, the Company's Chief Executive Officer and the Named Executive Officers and by all directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (a)		Percent of Common Stock Outstanding
Daniel C. Arnold Director	179,500	(b)	5.36%
Mark J. Brookner Vice Chairman of the Board	132,500		3.96
Bruce D. Broussard Director	10,000		*
James B. Hoover Director	81,000	(c)	2.42
Marlin W. Johnston Director	53,000		1.59
J. Livingston Kosberg Chairman of the Board	452,080	(d)	13.76
Richard C.W. Mauran Director	538,000	(d)	14.07
Albert L. Rosen Director	91,000		2.74
Roy W. Spradlin President, Chief Executive Officer and Director	137,000		4.01
Donna Alexander Senior Vice President	100		*
Michael Lang Senior Vice President of Development	16,750		*
J. Michael Mullin Chief Financial Officer	0		*
Stephen Rosenbloom Senior Vice President of Marketing	63,750		1.90
All directors and executive officers as a group (13 persons)	1,754,680		40.73

*  Less than 1%.

(a) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the "1934 Act"), a person is deemed to be the beneficial owner, for purposes of this table, of any shares of the Company's common stock if he has or shares voting power or investment power with respect to such security, or has the right to acquire beneficial ownership at any time within 60 days from April 17, 2000. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. All persons shown in the table above have sole voting and investment power, unless otherwise indicated. This table includes 504,500 shares of common stock subject to outstanding options which are exercisable within 60 days from April 17, 2000. Of such shares, Messrs. Arnold, Brookner, Broussard, Hoover, Johnston, Lang, Rosenbloom, Mauran, Rosen and Spradlin hold options to purchase 51,000, 57,500, 10,000, 51,000, 41,000, 16,250, 63,750, 38,000, 41,000 and 135,000 shares, respectively. This table also includes 217,500 shares that can be acquired upon conversion of $2,175,000 aggregate principal amount of the Company's outstanding 8% Convertible Subordinated Notes due June 30, 2003 and 300,000 shares that can be acquired upon conversion of $3,000,000 aggregate principal amount of the Company's outstanding 8% Convertible Subordinated Notes, Series C due June 30, 2004.

(b) Includes 50,000 shares owned by the Arnold Family Limited Partnership; 16,000 shares owned by the Bintliff 1990 Limited Partnership; 50,000 shares owned by Arnold 1997 Limited Partnership; and 12,500 shares that can be acquired upon conversion of $125,000 aggregate principal amount of the Company's outstanding 8% Convertible Subordinated Notes due June 30, 2003 held by the Arnold Family Limited Partnership. Mr. Arnold is the managing general partner of the Arnold Family Limited Partnership and the Arnold 1997 Limited Partnership and a general partner of the Bintliff 1990 Limited Partnership. As such, he has shared voting and dispositive power over the shares held by the three partnerships. Mr. Arnold disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(c) Includes 5,000 shares that can be acquired upon conversion of $50,000 aggregate principal amount of the Company's outstanding 8% Convertible Subordinated Notes due June 30, 2003 owned by Mr. Hoover.

(d) See "Principal Holders of Voting Securities."

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth information as of April 17, 2000 with respect to the ownership of shares of common stock by the persons known to management to be the beneficial owners of more than 5% of the Company's outstanding common stock. The information is based on the most recent statements on Schedule 13D or 13G filed on behalf of such persons or on other information available to the Company.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding
J. Livingston Kosberg 3040 Post Oak Blvd., Suite 222 Houston, Texas 77056	452,080	(a)	13.76%
J. Carlo Cannell d/b/a Cannell Capital Management 600 California Street, Floor 14 San Francisco, California 94108	358,600	(b)	10.91
Jacaranda Partners 427 South Marengo Ave., #3 Pasadena, California 91101	175,800	(c)	5.35
Clarence E. Mayer 5847 San Felipe, Suite 1700 Houston, Texas 77057	337,500	(d)	10.27
Richard C.W. Mauran Sloan Financial Corporation 31 Burton Ct. Franklins Row London, SW 3, England	538,000	(e)	14.07
Don A. Sanders 3100 Chase Tower Houston, Texas 77002	326,745	(f)	9.94

(a) The Schedule 13G of Mr. Kosberg dated December 31, 1998 states that such amount includes 442,080 shares held by the Livingston Kosberg Trust and 10,000 shares held individually in Mr. Kosberg's name. Mr. Kosberg is the trustee and the income beneficiary of the Livingston Kosberg Trust. The reported share amount excludes 1,170 shares held by Mr. Kosberg's wife, 48,000 shares held by Mr. Kosberg's three children and their spouses and 56,250 shares held by the Dolores Wilkenfeld Trust. Mr. Kosberg disclaims beneficial ownership of such shares.

(b) The Schedule 13G of J. Carlo Cannell d/b/a Cannell Capital Management dated November 17, 1998 states that Cannell Capital Management has shared voting and shared dispositive power over the entire number of such shares; Tongo Partners, L.P. has sole voting and sole dispositive power over 181,100 shares; Pleiades Investment Partners, L.P. has sole voting and sole dispositive power over 26,500 shares; The Cuttyhunk Fund Limited has sole voting and sole dispositive power over 112,500 shares; Canal, Ltd. has sole voting and sole dispositive power over 29,600 shares; Goldman Sachs Performance Partners (Offshore), L.P. has sole voting and sole dispositive power over 3,000 shares and Goldman Sachs Performance Partners, L.P. has sole voting and sole dispositive power over 5,900 shares. Mr. Cannell is a general partner of Tonga Partners, L.P. and is the investment advisor of each of the other named entities.

(c) The Schedule 13D of Jacaranda Partners dated February 2, 1996 states that Jacaranda Partners has sole voting and dispositive power over the entire number of such shares.

(d) The Schedule 13G of Mr. Mayer dated February 11, 1993 states that he has sole voting and dispositive power over the entire number of such shares.

(e) Includes 200,000 shares of Company common stock that may be acquired by Sloan Financial Corporation ("Sloan Financial"), of which Mr. Mauran is the controlling stockholder, upon conversion of $2,000,000 aggregate principal amount of the Company's outstanding 8% Convertible Subordinated Notes due June 30, 2003 owned by Sloan Financial and 300,000 shares of Company common stock that may be acquired by Sloan Financial upon conversion of $3,000,000 aggregate principal amount of the Company's outstanding 8% Convertible Subordinated Notes, Series C, due June 30, 2004 owned by Sloan Financial. The Schedule 13D of Sloan Financial and Mr. Mauran dated May 3, 1994 states that they possess shared voting and shared dispositive power over the entire number of such shares. Also includes 38,000 director options held by Mr. Mauran.

(f) The Schedule 13D of Don A. Sanders dated October 25, 1999 states that Don A. Sanders has sole voting and dispositive power over 202,235 shares and has shared voting and dispositive power over 124,510 shares of Company common stock of certain of Mr. Sanders' clients. Mr. Sanders disclaims beneficial ownership or dispositive powers over 2,429 shares held by his spouse.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
TO BE PRESENTED AT THE 2001 ANNUAL MEETING OF
STOCKHOLDERS

Any proposal intended to be presented by any stockholder for action at the 2001 Annual Meeting of Stockholders of the Company must be received by the Company on or before December 23, 2000 in order for the proposal to be considered for inclusion in the proxy statement and form of proxy relating to the 2001 Annual Meeting. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and form of proxy relating to the 2001 Annual Meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any other matters to be presented for action by the stockholders at the 2000 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

                                                            By Order of the Board of Directors

                                                            /s/ Dorothy N. Flato

                                                            Dorothy N. Flato
                                                            Corporate Secretary and Treasurer

Houston, Texas
April 28, 2000

U.S. PHYSICAL THERAPY, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
May 23, 2000

THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS

The undersigned stockholder of U.S. Physical Therapy, Inc. (the "Company") hereby appoints J. Livingston Kosberg and Dorothy N. Flato, and each of them, with full power of substitution in each, as proxies to cast all votes, as designated below, which the undersigned stockholder is entitled to cast at the 2000 Annual Meeting of Stockholders of the Company to be held on Tuesday, May 23, 2000, at 10:00 a.m. (CDT), at the Company's office at 3040 Post Oak Boulevard, Suite 222, Houston, Texas, and at any adjournments thereof, upon the following matters.

This proxy will be voted as directed by the undersigned stockholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 AND IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS.

The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time before its exercise.

(continued and to be signed and dated on reverse side)

1. Election of nine directors for one-year terms. Nominees: J. Livingston Kosberg, Roy W. Spradlin, Mark J. Brookner, Daniel C. Arnold, Bruce D. Broussard, James B. Hoover, Marlin W. Johnston, Richard C.W. Mauran and Albert L. Rosen.

FOR all nominees listed above (except as marked to the contrary below). [ ]	WITHHOLD AUTHORITY to vote for all nominees listed. [ ]
(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name on the space provided below.)

2. As determined by a majority of the Company's Board of Directors, the proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournments thereof.

Date: Signature of Stockholder or Authorized Representative (Only one signature is required in the case of stock ownership in the name of two or more persons.)